FS-5 Page 1 of 2
Atlantic Generation, Inc. Consolidated Balance Sheet (Dollars in Thousands) (Unaudited)
ASSETS	As of September 30, 2003
Current Assets
Accounts receivable	*
Income tax benefit receivable	*
*
Investments
Investment in ATE	*
Investment in Energy Investors Fund	*
Investment in electric generating facilities	*
Other investments	*
*
Property, Plant and Equipment
Property, plant and equipment	*
Less: Accumulated depreciation	*
Net Plant	*
Total Assets	*
LIABILITIES AND OWNER'S EQUITY
Current Liabilities
Accounts payable to associated companies	*
Interest and taxes accrued	*
*
Deferred Credits and Other Liabilities	*
Capitalization
Additional paid-in capital	*
Retained deficit	*
Conectiv money pool loan	*
Total equity	*
Total Capitalization and Liabilities	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the
   Public Utility Holding Company Act of 1935.
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FS-5 Page 2 of 2
Atlantic Generation, Inc Consolidated Statements of Income (Dollars in Thousands) (Unaudited)
Nine Months Ended September 30, 2003
OPERATING REVENUES	*

OPERATING EXPENSES
Operation and maintenance	*
Depreciation and amortization	*
*
OPERATING INCOME	*
OTHER INCOME	*
INTEREST EXPENSE	*
INCOME BEFORE INCOME TAXES	*
INCOME TAXES	*
NET INCOME	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the
    Public Utility Holding Company Act of 1935.
__________________________________________________________________________________